Exhibit 99.1

FOR IMMEDIATE RELEASE

Plains All American Pipeline, L.P. Enters Into Agreement to Acquire 50% Interest in BridgeTex Pipeline Company From Occidental Petroleum Corporation

HOUSTON – November 6, 2014 – Plains All American Pipeline, L.P. (NYSE: PAA) today announced that it has entered into a definitive purchase and sale agreement with  Occidental Petroleum Corporation for the purchase by PAA of Occidental’s 50% interest in BridgeTex Pipeline Company LLC (“BridgeTex”) for $1.075 billion.

BridgeTex owns the BridgeTex pipeline, which is a new 300,000 barrel-per-day crude oil pipeline system that extends from Colorado City in West Texas to Texas City and is complementary to PAA’s existing West Texas assets.  At Colorado City, the BridgeTex pipeline is connected to PAA’s Basin Pipeline System as well as PAA’s Sunrise Pipeline. The Sunrise Pipeline originates in Midland and is currently under construction with an initial capacity of 250,000 barrels per day and is expected to be placed into service in December 2014.

An affiliate of Occidental is the anchor shipper on the BridgeTex pipeline.   Approximately 80% of the pipeline’s capacity is committed to long term contracts with a volume weighted average tenor of 9.5 years (13.5 years taking into account shipper extension options). The remaining 50% interest in BridgeTex is owned by Magellan Midstream Partners, L.P. (“MMP”); MMP is also the operator of the BridgeTex pipeline.

Contemporaneous with the purchase by PAA, BridgeTex has agreed to sell the southern leg of the pipeline system which runs from Houston to Texas City (the “Texas City Leg”) to MMP, and MMP has agreed to enter into a long term capacity lease with BridgeTex pursuant to which BridgeTex shippers will have access to capacity on the Texas City Leg.

In addition to customary closing conditions and the contemporaneous consummation of the sale of the Texas City Leg by BridgeTex to MMP and execution of the capacity lease, PAA’s acquisition of Occidental’s interest in BridgeTex is subject to completion by Plains GP Holdings, L.P. (NYSE: PAGP) of an underwritten secondary offering pursuant to which Occidental would sell a portion of its equity interest in PAGP.

In order to facilitate such offering and the overall transaction, (i) the board of directors of PAGP’s general partner has agreed to an early release of the 15-month lock-up arrangement that was originally imposed on certain PAGP equity owners, including  Occidental, in connection with PAGP’s initial public offering in October 2013, and (ii) certain affiliates of Kayne Anderson Investment Management, Inc., The Energy & Minerals Group and PAA Management, L.P. have agreed to waive their participation rights in such offering, and (iii) Occidental, certain affiliates of Kayne Anderson Investment Management, Inc., The Energy & Minerals Group and PAA Management, L.P. have agreed to refrain from selling any of their respective interests in PAGP for a period of up to 90 days following such offering. If an offering is not completed prior to December 31, 2014, both PAA and Occidental have the right to terminate the overall transaction.

“BridgeTex represents a very attractive and strategic addition to our existing West Texas pipelines,” said Greg Armstrong, Chairman and CEO of Plains All American.  “Given recent and projected increases in Permian Basin production, we believe that BridgeTex will play an important role in providing needed takeaway capacity out of the Permian Basin, will provide additional flexibility for our customers and will expand PAA’s market access to the Gulf Coast.”

“Upon achieving full operating capability, we anticipate PAA’s share of annualized EBITDA from BridgeTex LLC will range between $100 and $105 million.  At that level, we expect the transaction to be approximately 1.5% accretive to PAA’s targeted 2015 distribution per unit and 5% accretive to PAGP’s corresponding distribution per share for 2015.”

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Plains All American Pipeline, L.P. is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, natural gas liquids (“NGL”), natural gas and refined products. PAA owns an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. On average, PAA handles over 3.9 million barrels per day of crude oil and NGL on its pipelines. PAA is headquartered in Houston, Texas.

Plains GP Holdings is a publicly traded entity that owns an interest in the general partner and incentive distribution rights of Plains All American Pipeline, L.P., one of the largest energy infrastructure and logistics companies in North America. PAGP is headquartered in Houston, Texas.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this release are forward-looking statements that involve certain risks and uncertainties that could cause actual results or outcomes to differ materially from results or outcomes anticipated in the forward-looking statements. These risks and uncertainties include, among other things, various factors, including stability of the capital markets, that could frustrate or delay our ability to consummate the transactions described herein; various factors that could adversely impact our ability to complete ongoing or planned expansion projects, including, among other things, shortages, cost increases or delays in receipt of supplies, materials or labor; inability to obtain, delays in the receipt of, or other issues associated with necessary licenses, permits, approvals, consents, rights of way or other governmental or third party requirements; weather interference with business operations or project construction, including the impact of extreme weather events or conditions; environmental liabilities, issues or events that result in construction delays or otherwise impact targeted in-service dates; the successful integration and future performance of the acquired assets or businesses; the availability of adequate third-party production volumes for transportation and marketing in the areas in which we operate; declines in volumes shipped on existing and proposed pipelines, whether due to declines in production from existing oil and gas reserves or failure to develop, or slowdown in the development of, additional oil and gas reserves; fluctuations in refinery capacity in areas served by our mainlines and other factors affecting demand for various grades of crude oil and resulting changes in pricing conditions or transportation throughput requirements; our ability to obtain debt or equity financing on satisfactory terms to fund our expansion and development projects; the impact of current and future laws, rulings, governmental regulations, accounting standards and statements and related interpretations; the effects of competition; interruptions in service on third-party pipelines; general economic, market or business conditions and the amplification of other risks caused by volatile financial markets, capital constraints and pervasive liquidity concerns; and other factors and uncertainties inherent in the transportation, storage, terminalling and marketing of crude oil as discussed in the PAA’s filings with the Securities and Exchange Commission.

Contact:

Plains All American Pipeline, L.P. and

Plains GP Holdings
Ryan Smith, (866) 809-1291
Director, Investor Relations